CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                         Sunrise Software Systems, Inc.

                               Name of Corporation

I, the undersigned,          Bonita S. Clifton              , do hereby certify:
                   ----------------------------------------------------

That the Board of Directors of Sunrise Software, Inc., a Texas Corporation ("Corporation"), at a meeting duly convened and held on the 25th day of January 2000, adopted a resolution to amend the Corporation's original articles of incorporation as follows:

                  Article IV is hereby amended to read as follows:

                  The aggregate number of shares of common stock which the corporation shall have authority to issue is one hundred million shares at no par value.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation as of January 25, 2000, were 925,400 and that the said change and amendment has been consented to and approved by a vote of the stockholders holding at least a majority of the stock outstanding and entitled to vote thereon.

                                                    /s/ Bonita S. Clifton
                                                    -------------------------
                                                    Bonita S. Clifton, President

State of Texas

County of Dallas

On this  25th day of  January,  2000  personally  appeared  before  me, a Notary
Public, Bonita S. Clifton, who acknowledged that she executed the above document.

                                                     ---------------------------
                                                     Notary Public

                  Stamp Seal

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